EXHIBIT 5.1

[LETTERHEAD OF STRADLING YOCCA CARLSON & RAUTH, P.C.]

August 21, 2020

CorVel Corporation

1920 Main Street, Suite 900

Irvine, California 92614

Re:	Registration Statement on Form S-8
for Offering of 750,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to CorVel Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), on a registration statement on Form S-8 (the “Registration Statement”) of an additional 750,000 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), which are to be offered and sold pursuant to the Company’s Restated Omnibus Incentive Plan (Formerly The Restated 1988 Executive Stock Option Plan) (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K of the Act.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinion set forth below. In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan and any agreements thereunder, and in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.

Our opinion expressed above is limited to the Delaware General Corporation Law, and we express no opinion with respect to the applicability of any other laws.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares.

Very truly yours,

/s/ STRADLING YOCCA CARLSON & RAUTH, P.C.